Exhibit (a)(1)(A)
WEX INC.
Offer to Purchase for Cash
Shares of its Common Stock for an Aggregate Purchase Price of Not More Than $750 Million
at a Per Share Purchase Price Not Less Than $148.00 Per Share
Nor Greater Than $170.00 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MARCH 25, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).
WEX Inc., a Delaware corporation (the “Company,” “WEX,” “we,” “our” or “us”), invites our stockholders to tender up to $750 million in value of shares of our Common Stock, par value $0.01 per share (the “Common Stock”), for purchase by us at a price not less than $148.00 nor greater than $170.00 per share, upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”).
Upon the terms and subject to the conditions of the Offer, we will determine a single price per share (the “Purchase Price”), which will be not less than $148.00 nor greater than $170.00 per share, that we will pay for shares of our Common Stock validly tendered in the Offer and not validly withdrawn, taking into account the total number of shares of Common Stock tendered and the prices specified, or deemed specified, by tendering stockholders. The Purchase Price will be the lowest purchase price, not less than $148.00 nor greater than $170.00 per share, that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $750 million (or a lower amount depending on the number of shares of Common Stock validly tendered and not validly withdrawn). All shares of Common Stock acquired in the Offer will be acquired at the Purchase Price, including those shares tendered at a price lower than the Purchase Price. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered at a price that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $750 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $750 million are validly tendered at or below the Purchase Price and not validly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Time.
We reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. In addition, if shares of Common Stock valued at more than $750 million are tendered in the Offer, we may accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares of Common Stock without extending the Expiration Time.
Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $148.00 per share, the minimum potential Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 5,067,567, which represents approximately 13.1% of the issued and outstanding shares of Common Stock as of February 24, 2025. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $170.00 per share, the maximum potential Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,411,764, which represents approximately 11.4% of the issued and outstanding shares of Common Stock as of February 24, 2025.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition (as defined herein). See Section 7.
Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “WEX.” On February 25, 2025, the reported closing price of our Common Stock on the NYSE was $158.00 per share. On February 24, 2025, the last full trading day prior to the announcement of the intention to commence the Offer, the reported closing price of our Common Stock on the NYSE was $148.29 per share. If you elect to have your shares of Common Stock to be purchased at the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.
THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER (AS DEFINED HEREIN), THE DEPOSITARY (AS DEFINED HEREIN) OR THE INFORMATION AGENT (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase, the Letter of Transmittal or other related materials. Any representation to the contrary is unlawful and may be a criminal offense.
The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free: 1-877-750-0831
Banks and Brokers call collect: 1-212-750-5833

The Dealer Manager for the Offer is:

J.P. Morgan

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Toll Free: (877) 371-5947

Offer to Purchase, dated February 26, 2025

IMPORTANT
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;
•
if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•
if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3;

•
if you are a holder of vested options, you may exercise those options and tender any of the shares of Common Stock you are issued upon such exercise. However, you must exercise your options sufficiently in advance of the Expiration Time to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in the Offer for any reason; or

•
if you are a holder of restricted stock units (“RSUs”), performance-based restricted stock (“PSUs”) or market share units (“MSUs” and, together with RSUs and PSUs, “Equity Awards”), you may only tender shares that you have acquired through their vesting and settlement.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer”. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer.
We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”) and J.P. Morgan Securities LLC, the Dealer Manager for the Offer, at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
i

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER (AS DEFINED HEREIN), THE DEPOSITARY (AS DEFINED HEREIN) OR THE INFORMATION AGENT (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of WEX or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent, or any of our or their affiliates.
ii

iii

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase the shares of Common Stock?
The issuer of the shares, WEX Inc., is offering to purchase the shares of Common Stock. See Section 1.
What will be the Purchase Price for the shares and what will be the form of payment?
We are conducting an offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a range specified by us, at which you are willing to tender your shares. The price range for the Offer is $148.00 to $170.00 per share of Common Stock. Promptly following one minute after 11:59 p.m., New York City time, on March 25, 2025, unless the Offer is extended or terminated (such date and time, as they may be extended, the “Expiration Time”), we will determine a single price per share, the Purchase Price, which will be not less than $148.00 nor greater than $170.00 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered and the prices specified by stockholders tendering their shares.
The Purchase Price will be the lowest price per share of not less than $148.00 nor greater than $170.00 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $750 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. We will not purchase any shares tendered at a price above the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer”. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer. See Section 1.
How many shares of its Common Stock is WEX offering to purchase?
We are offering to purchase, at the Purchase Price, shares of Common Stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $750 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $148.00 per share, the minimum potential Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 5,067,567, which represents approximately 13.1% of the total number of shares of Common Stock issued and outstanding as of February 24, 2025. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $170.00 per share, the maximum potential Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,411,764, which represents approximately 11.4% of the total number of shares of Common Stock issued and outstanding as of February 24, 2025.
If more than $750 million in value of shares are tendered in the Offer, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition. See Section 7.

How will WEX pay for the shares?
We expect to fund the Offer with a combination of cash on hand, borrowings under our revolving credit facility and/or proceeds of one or more debt financings. See Section 9.
The Offer is subject to the completion of such financing on terms acceptable to us in our sole discretion, as well as an amendment, approved by the required lenders, under our Amended and Restated Credit Agreement entered into on April 1, 2021 (as amended, restated, amended and restated, supplemented or modified from time to time) by and among WEX and certain of its subsidiaries, as borrowers, and Bank of America, N.A., as administrative agent on behalf of the lenders (the “Credit Facility”) to enable us to acquire up to $750 million in value of our Common Stock validly tendered and not validly withdrawn in the Offer. See Section 7.
How long do I have to tender my shares?
You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at one minute after 11:59 p.m., New York City time, on March 25, 2025, unless we extend or earlier terminate the Offer.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
Yes. We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the value of shares being sought in the Offer) or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.
How will I be notified if the Offer is extended, amended or terminated?
If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment, and disseminate additional documents to our stockholders, as we determine are necessary. See Section 15.
What is the purpose of the Offer?
Consistent with our balanced approach to capital allocation, we have determined to use up to $750 million of cash to repurchase shares of Common Stock in the Offer. Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, financial condition, capital structure, pro-forma indebtedness and debt capacity, and reflects our confidence in the future outlook of our business, the strength of our commercial and product portfolio and our belief in the long-term value of WEX. We also believe that investing in our own shares at these prices is an attractive use of capital and an efficient and effective means to provide value to our stockholders.
The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with open market sales. Stockholders who choose not to participate in the Offer will have a greater percentage ownership in WEX and its future operations following the completion of the Offer, while also bearing the attendant risks associated with owning shares of Common Stock, including the risk associated with the Company's higher leverage which is required to be incurred to finance the Offer.

Assuming the completion of the Offer, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity and level of pro-forma indebtedness.
After the completion of the Offer, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.
What are the conditions to the Offer?
Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, among others:
•
our receipt of proceeds of one or more debt financings on such terms as may be acceptable to us in our sole discretion, resulting in aggregate gross proceeds to us of at least $750 million, as well as an amendment to the Credit Facility to enable us to purchase up to the full amount of the $750 million of shares of our Common Stock tendered in the Offer (collectively, the “Financing Condition”);

•
no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
no decrease of more than 10% in the market price for our Common Stock on the NYSE or in the general level of market prices for equity securities in the United States on the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on February 25, 2025, the last full trading day prior to the commencement of the Offer, shall have occurred;

•
no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
no commencement or escalation, on or after February 25, 2025, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States, shall have occurred;

•
no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer shall have occurred;

•
in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•
no tender or exchange offer for any or all of our outstanding Common Stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•
we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before February 25, 2025), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before February 25, 2025 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Common Stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall have been obtained or made on terms and conditions satisfactory to us;

•	neither Standard & Poor’s nor Moody’s shall have downgraded or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness; or
•
we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our Common Stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

In the event that the Financing Condition is satisfied or waived less than five business days prior to the scheduled Expiration Time, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition.
The Offer is not conditioned on any minimum number of shares being tendered. See Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?
As of February 24, 2025, we had 38,816,270 issued and outstanding shares of Common Stock. At the minimum potential Purchase Price of $148.00 per share, we would purchase 5,067,567 shares if the Offer is fully subscribed, which represents approximately 13.1% of our outstanding shares of Common Stock as of February 24, 2025. At the maximum potential Purchase Price of $170.00 per share, we would purchase 4,411,764 shares if the Offer is fully subscribed, which represents approximately 11.4% of our outstanding shares of Common Stock as of February 24, 2025. If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 33,748,703 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (using our issued and outstanding shares as of February 24, 2025). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 34,404,506 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (using our issued and outstanding shares as of February 24, 2025). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares. See Sections 1 and 11.
If any of our stockholders who (1) hold shares in their own name as holders of record or (2) are “registered holders” as participants in the DTC’s system whose names appear on a security position listing tender their shares in full (and that tender is accepted in full), then the number of our record holders would be reduced. See Section 2.
Stockholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.
Will the Company continue as a public company following the Offer?
We believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE or the remaining shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer is not likely to cause the Common Stock to be delisted from the NYSE or to be subject to deregistration under the Exchange Act. See Sections 2, 7 and 12.
How do I tender my shares?
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;
•
if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•
if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3 of this Offer to Purchase;

•
if you are a holder of vested options, you may exercise those options and tender any of the shares of Common Stock issued upon their exercise. However, you must exercise your options sufficiently in advance of the Expiration Time to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in the Offer for any reason; or

•	if you are a holder of RSUs, PSUs or MSUs, you may only tender shares that you have acquired through vesting and settlement.
If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer”. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer. See Section 8 for recent market prices for shares of our Common Stock.
If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
May I tender only a portion of the shares that I hold?
Yes. You do not have to tender all of the shares that you own to participate in the Offer.
In what order will WEX purchase the tendered shares?
If the terms and conditions of the Offer have been satisfied or waived and if shares having an aggregate purchase price of less than $750 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.
If the terms and conditions of the Offer have been satisfied or waived and acquiring all shares validly tendered at or below the Purchase Price, and not validly withdrawn prior to the Expiration Time, would result in an aggregate purchase price of more than $750 million, we will purchase shares of Common Stock in the following order of priority:
•
First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time (tenders of less than all of the shares owned by an odd lot holder will not qualify for this preference);

•
Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $750 million; and

•
Third, if necessary to permit us to purchase shares having an aggregate purchase price of $750 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

It is therefore possible that some or all of the shares you tender will not be purchased. See Sections 1 and 6.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares before the Expiration Time) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after one minute after 11:59 p.m., New York City time, on April 22, 2025, the 40th business day following the commencement of the Offer. See Section 4.
How do I withdraw shares previously tendered?
To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.
Has WEX or its Board of Directors adopted a position on the Offer?
Although our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Depositary or the Information Agent made, and they are not making, any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information contained in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.
Do WEX’S directors or executive officers intend to tender their shares in the Offer?
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us that they do not currently intend to participate in the Offer. See Section 11.
What will happen if I do not tender my shares?
Stockholders who do not participate in the Offer will retain their shares and will own a greater percentage interest in our outstanding Common Stock following the completion of the Offer. See Section 2.
When and how will WEX pay for my tendered shares that are accepted for purchase pursuant to the Offer?
If your shares are accepted for purchase in the Offer, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer and the acceptance of the shares for payment.
We expect that it may take until at least three business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer.

If I am a holder of Equity Awards, how do I participate in the Offer?
We are not offering to purchase unvested or deferred RSUs, PSUs or MSUs, and tenders of such equity awards will not be accepted. If you hold shares that you acquired through the vesting and settlement of earned performance of Equity Awards, such shares may be tendered in the Offer. See Section 3. See Section 5.
If I am a holder of vested stock options, how do I participate in the tender offer?
If you are a holder of vested options, you may exercise those vested options and tender any of the shares of Common Stock issued upon their exercise. However, you must exercise your options sufficiently in advance of the Expiration Time to receive your shares in order to tender them. Please note that you may not revoke your exercise of options even if the shares acquired upon such exercise are not purchased in the Offer for any reason.
What is the recent market price for the Company’s Common Stock?
On February 25, 2025, the reported closing price of our Common Stock on the NYSE was $158.00 per share. On February 24, 2025, the last full trading day prior to the announcement of the intention to commence the Offer, the reported closing price of our Common Stock on the NYSE was $148.29 per share. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.
If you elect to have your shares of Common Stock be purchased at the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer.
Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.
What is the accounting treatment of the Offer?
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.
I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you are a United States Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If you are a United States Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. If you fail to complete, sign and return to the Depositary (or other applicable withholding agent) the IRS Form W-9 included in the Letter of Transmittal, you may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to you pursuant to the Offer. See Sections 3 and 14.
EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.
I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?
If you are a Non-United States Holder (as defined in Section 14), the receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States to which such consideration is effectively connected, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 14. Therefore, we and the Depositary, or other applicable withholding agent, will generally presume that all amounts paid to foreign stockholders in exchange for their shares are dividend distributions, and as to each foreign stockholder, U.S. federal income tax will generally be withheld at a 30% rate unless such stockholder provides documentation pursuant to which the Depositary, or other applicable withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the IRS for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.
EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.
Will I have to pay a stock transfer tax if I tender my shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS
Certain statements made in this Offer to Purchase and the documents incorporated by reference herein which are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect our best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information.
The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this Offer to Purchase. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:
•	our ability to complete the Offer;
•	our ability to obtain the financing necessary to fund the Offer and the terms and conditions of such financing;
•	the price at which we purchase shares pursuant to the Offer and the number of shares we are able to purchase pursuant to the Offer; and
•
changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

Caution should be taken not to place undue reliance on the forward-looking statements included in, or incorporated by reference in, this Offer to Purchase. We assume no obligation to update any forward-looking statements after the date of this Offer to Purchase, except as may be required by law. In evaluating forward-looking statements, these risks and uncertainties should be considered, together with the other risks described from time to time in our reports and other filings with the SEC.

INTRODUCTION
To the Stockholders of WEX:
WEX invites its stockholders to tender their shares of Common Stock for purchase by us at prices specified by the tendering stockholders of not less than $148.00 nor greater than $170.00 per share. We are offering to purchase shares having an aggregate Purchase Price of no more than $750 million. The Offer will expire at one minute after 11:59 p.m., New York City time, on March 25, 2025, unless the Offer is extended or terminated by us (such date and time, as they may be extended, the “Expiration Time”).
Upon the terms and subject to the conditions to the Offer, we will determine a single price per share, the Purchase Price, which will be not less than $148.00 nor greater than $170.00 per share, that we will pay for shares of our Common Stock validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Purchase Price will be the lowest purchase price, not less than $148.00 nor greater than $170.00 per share, that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $750 million (or a lower amount depending on the number of shares of Common Stock validly tendered and not validly withdrawn). All shares of Common Stock acquired in the Offer will be acquired at the Purchase Price, including those shares tendered at a price lower than the Purchase Price. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered at a price that is greater than the Purchase Price will not be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.
If more than $750 million in value of shares of Common Stock are tendered in the Offer, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 1.
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.
THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
If the terms and conditions of the Offer have been satisfied or waived and if shares having an aggregate purchase price of less than $750 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.
If the terms and conditions of the Offer have been satisfied or waived and acquiring all shares validly tendered at or below the Purchase Price, and not validly withdrawn prior to the Expiration Time, would result in an aggregate purchase price of more than $750 million, we will purchase shares of Common Stock in the following order of priority:
•
First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time (tenders of less than all of the shares owned by an odd lot holder will not qualify for this preference);

•
Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $750 million; and

•
Third, if necessary to permit us to purchase shares having an aggregate purchase price of $750 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.
The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.
Any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the IRS Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 24%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder or other payee establishes that such stockholder or other payee is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.
We will pay all reasonable fees and expenses incurred in connection with the Offer by Innisfree M&A Incorporated, the Information Agent, J.P. Morgan Securities LLC, the Dealer Manager for the Offer, and Equiniti Trust Company, LLC, the Depositary for the Offer. See Section 16.
As of February 24, 2025, we had 38,816,270 issued and outstanding shares of Common Stock. At the minimum potential Purchase Price of $148.00 per share, we would purchase 5,067,567 shares if the Offer is fully subscribed, which represents approximately 13.1% of our outstanding shares of Common Stock as of February 24, 2025. At the maximum potential Purchase Price of $170.00 per share, we would purchase 4,411,764 shares if the Offer is fully subscribed, which represents approximately 11.4% of our outstanding shares of Common Stock as of February 24, 2025. If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 33,748,703 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (using our issued and outstanding shares as of February 24, 2025). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 34,404,506 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (using our issued and outstanding shares as of February 24, 2025). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares. See Sections 1 and 11. Our Common Stock is listed on the NYSE and trades under the symbol “WEX.” On February 25, 2025, the reported closing price of our Common Stock was $158.00 per share. On February 24, 2025, the last full trading day prior to the announcement of the intention to commence the Offer, the reported closing price of our Common Stock on the NYSE was $148.29 per share.
You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER
1	Number of Shares; Purchase Price; Proration
General. Upon the terms and subject to the conditions of the Offer, WEX will determine a single Purchase Price (which will be not less than $148.00 nor greater than $170.00 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares of Common Stock tendered and the prices specified, or deemed specified, by tendering stockholders.
The Purchase Price will be the lowest purchase price, not less than $148.00 nor greater than $170.00, per share, that will enable WEX to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $750 million. All shares of Common Stock acquired in the Offer will be acquired at the Purchase Price, including those shares tendered at a price lower than the Purchase Price. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered at a price that is greater than the Purchase Price will not be purchased. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Time.
In accordance with Instructions 4 and 5 of the Letter of Transmittal, stockholders desiring to tender their shares must either (1) specify that they are willing to sell their shares to us at the final Purchase Price (which could result in the tendering stockholder receiving a purchase price per share as low as $148.00) or (2) specify the price or prices, not less than $148.00 nor greater than $170.00 per share, at which they are willing to sell their shares to us under the Offer. Promptly after determining the Purchase Price, WEX will publicly announce the Purchase Price and all stockholders who have validly tendered and not validly withdrawn their shares at prices equal to or less than the Purchase Price will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.
If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer”. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer. If more than $750 million in value of shares are tendered in the Offer, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law.
By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.
Shares acquired pursuant to the Offer will be acquired by WEX free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such stockholders. See Section 8.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition. See Section 7.
Priority of Purchases. If the terms and conditions of the Offer have been satisfied or waived and if shares having an aggregate purchase price of less than $750 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and acquiring all shares validly tendered at or below the Purchase Price, and not validly withdrawn prior to the Expiration Time, would result in an aggregate purchase price of more than $750 million, we will purchase shares of Common Stock in the following order of priority:
•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:
•
validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•
completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $750 million; and

•
Third, if necessary to permit us to purchase shares having an aggregate purchase price of $750 million, shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.
As we noted above, we may elect to purchase more than $750 million in value of shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.
Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
Proration. The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2	Purpose of the Offer; Certain Effects of the Offer
Consistent with our balanced approach to capital allocation, we have determined to use up to $750 million of cash to repurchase shares of Common Stock in the Offer. Our Board of Directors believes that the Offer represents a prudent use of our financial resources in light of our business profile, financial condition, capital structure, pro-forma indebtedness and debt capacity, and reflects our confidence in the future outlook of our business, the strength of our commercial and product portfolio and our belief in the long-term value of WEX. We also believe that investing in our own shares at these prices is an attractive use of capital and an efficient and effective means to provide value to our stockholders.
The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with open market sales. Stockholders who choose not to participate in the Offer will have a greater percentage ownership in WEX and its future operations following the completion of the Offer, while also bearing the attendant risks associated with owning shares of Common Stock, including the risk associated with the Company’s higher leverage which is required to be incurred to finance the Offer.
Assuming the completion of the Offer, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer on our liquidity and level of pro-forma indebtedness.
After the completion of the Offer, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.
Certain Effects of the Offer. Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest, including the risk associated with the Company’s higher leverage as a result of the additional indebtedness we expect to incur in order to finance the Offer.

Stockholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.
The Offer will reduce our “public float” (the number of shares of our Common Stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may also reduce the volume of trading in our shares of Common Stock and may result in lower stock prices, reduced liquidity and greater volatility following completion of the Offer. In addition, the Offer will increase the proportional ownership of our directors and executive officers who do not participate in the Offer and any other stockholders who do not participate or participate only in part in the Offer.
As of February 24, 2025 we had 38,816,270 issued and outstanding shares of Common Stock. At the minimum potential Purchase Price of $148.00 per share, we would purchase 5,067,567 shares if the Offer is fully subscribed, which represents approximately 13.1% of our outstanding shares of Common Stock as of February 24, 2025. At the maximum potential Purchase Price of $170.00 per share, we would purchase 4,411,764 shares if the Offer is fully subscribed, which represents approximately 11.4% of our outstanding shares of Common Stock as of February 24, 2025. If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 33,748,703 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (using our issued and outstanding shares as of February 24, 2025). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 34,404,506 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (using our issued and outstanding shares as of February 24, 2025). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us that they do not currently intend to participate in the Offer.
Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of our outstanding shares of Common Stock on the NYSE. Our Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the outstanding shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer is not likely to cause our Common Stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.
Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further stockholder action, except as required by applicable law or the rules of the NYSE or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.
Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, WEX currently has no plans, proposals or negotiations that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving WEX or any of its material subsidiaries;
•	any purchase, sale or transfer of assets of WEX or any of its subsidiaries which is material to WEX and its subsidiaries, taken as a whole;
•	any material change in the present dividend rate or policy, or indebtedness or capitalization of WEX;

•
any material change in the present Board of Directors or management of WEX, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in WEX’s corporate structure or business;
•	any class of equity securities of WEX becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;
•	the suspension of WEX’s obligation to file reports under the Exchange Act;
•
the acquisition by any person of additional securities of WEX, or the disposition by any person of securities of WEX, other than in connection with awards granted to, or shares purchased by, employees in the ordinary course of business; or

•	any changes in WEX’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of WEX.
Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.
3	Procedures for Tendering Shares
Valid Tender of Shares. For shares to be tendered validly in the Offer:
•
the certificates for shares of our Common Stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.
In accordance with Instructions 4 and 5 of the Letter of Transmittal, stockholders desiring to tender their shares must either (1) specify that they are willing to sell their shares to us at the final Purchase Price (which could result in the tendering stockholder receiving a purchase price per share as low as $148.00) or (2) specify the price or prices, not less than $148.00 nor greater than $170.00 per share, at which they are willing to sell their shares to us under the Offer. A tender of shares not being made through DTC using ATOP will be valid only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal.
If tendering stockholders wish to maximize the chance that their shares will be purchased by us, they should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer”. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to have been tendered at a price of $148.00 per share (which is the minimum price per share under the Offer). You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $148.00, a price that is below the reported closing price of our Common Stock on the NYSE on February 25, 2025, which was the last full trading day before commencement of the Offer. See Section 8 for recent market prices for shares of our Common Stock.
Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless validly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares validly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.
Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.
Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased.
STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.
Signature Guarantees and Method of Delivery. If a certificate for shares of our Common Stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for shares of our Common Stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.
Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.
The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that WEX may enforce such agreement against that participant.
Guaranteed Delivery. If a stockholder desires to tender shares in the Offer and the stockholder’s stock certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:
•	the tender is made by or through an Eligible Institution;
•
the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form WEX has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•
the certificates for all tendered shares, in valid form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the Expiration Time.

Stockholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.
Procedures for Equity Awards. We are not offering, as part of the Offer, to purchase unvested or deferred Equity Awards or Equity Awards measured with respect to performance which have not been earned and paid out, and tenders of such Equity Awards will not be accepted.
Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the valid withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.
U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the stockholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other applicable withholding agent (as payer), as well as certain other information, and certifies under penalties of perjury that the number is correct, the stockholder or other payee is a United States person and the stockholder or other payee is not subject to backup withholding. Therefore, each tendering stockholder or other payee that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder or other payee otherwise establishes to the satisfaction of the Depositary, or other applicable withholding agent, that the stockholder or other payee is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other applicable withholding agent, with its correct taxpayer identification number, the United States Holder may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the tendering stockholder’s or other payee’s U.S. federal income tax liability, if any. If backup withholding results in an overpayment of taxes, a refund may be obtained, so long as the required information is timely furnished to the IRS.
Certain “exempt recipients” (including, among others, generally all corporations, individual retirement accounts and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that holder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. This form can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal.
In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to nonexempt stockholders.
Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.
United States Federal Withholding Tax on Payments to Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other applicable withholding agent, will generally treat the entire amount payable to a Non-United States Holder as a dividend distribution from us and, accordingly, will generally withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) the Depositary, or other applicable withholding agent, determines that a reduced rate of, or exemption from, withholding is available under an applicable income tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 14).
To obtain a reduced rate of, or exemption from, withholding under an applicable income tax treaty, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent, a validly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before payment is made, certifying that the Non-United States Holder is a non-U.S. person and is entitled to a reduced rate of, or exemption from, withholding under the applicable income tax treaty. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. A Non-United States Holder that qualifies for an exemption from withholding by delivering an IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and, subject to any applicable income tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or W-8BEN-E, as appropriate, or IRS Form W-8ECI) received from the Non-United States Holder unless facts and circumstances indicate that reliance is not warranted.
As discussed in more detail in Section 14, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due, and in each case the requisite information is timely furnished to the IRS.
FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).
As described above under “United States Federal Withholding Tax on Payments to Non-United States Holders,” the applicable withholding agent generally will treat the entire amount payable to a Non-United States Holder as a dividend distribution from us and, accordingly, such withholding agent generally will withhold pursuant to FATCA 30% of the gross proceeds payable to the Non-United States Holder, unless such Non-United States Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it generally will not also withhold the 30% U.S. federal income tax described under “United States Federal Withholding Tax on Payments to Non-United States Holders” above. Non-United States Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.
Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by WEX, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. WEX reserves the absolute right to reject any or all tenders of any shares that it determines are not in valid form or the acceptance for payment of or payment for any shares which it determines may be unlawful. WEX also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. WEX also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not WEX waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by WEX. WEX will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of WEX, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates. If any certificate representing shares of our Common Stock has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to WEX, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to WEX, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.
4	Withdrawal Rights
Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless WEX has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time following one minute after 11:59 pm, New York City time, on April 22, 2025, the 40th business day following the commencement of the Offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.
For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by WEX, in its sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. WEX reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not WEX waives similar defects or irregularities in the case of any other stockholder. None of WEX, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.
Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.
If WEX extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to WEX’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of WEX, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).
5	Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $750 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least three business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to such other person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.
6	Conditional Tender of Shares
Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if acquiring the number of shares validly tendered and not validly withdrawn at a price equal to or less than the Purchase Price would result in an aggregate purchase price of more than $750 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.
After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $750 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of $750 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.
7	Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the value of shares being sought in the Offer) or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•
we shall not have received proceeds of one or more debt financings on such terms as may be acceptable to us in our sole discretion, resulting in aggregate gross proceeds to us of at least $750 million, as well as an amendment to the Credit Facility to enable us to purchase up to $750 million of shares of our Common Stock tendered in the Offer;

•
there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
there shall have occurred any decrease of more than 10% in the market price for our Common Stock on the NYSE or in the general level of market prices for equity securities in the United States on the Dow

Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on February 25, 2025, the last full trading day prior to the commencement of the Offer;
•
there shall have occurred any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•
there shall have occurred the commencement or escalation, on or after February 25, 2025, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States;

•
there shall have occurred any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•
in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, there shall not have occurred any material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of our outstanding Common Stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•
we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before February 25, 2025), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before February 25, 2025, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Common Stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us;

•	either Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness; or

•
we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our Common Stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us (other than because of any action or inaction by us or our affiliates), in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in subsequent judicial proceeding if WEX’s determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time; provided that, notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will promptly notify stockholders of our determination as to whether we will waive or modify the applicable condition(s) and continue the tender offer or to terminate the tender offer.
In the event that the Financing Condition is satisfied or waived less than five business days prior to the scheduled Expiration Time, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition.
The Offer is not conditioned on any minimum number of shares being tendered.
8	Price Range of Shares; Dividends
Our Common Stock is traded on the NYSE under the symbol “WEX.” The following table sets forth the high and low sales prices for the Common Stock as reported by the NYSE for the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2025
First quarter (through February 25, 2025)	$188.70	$146.03
Fiscal Year Ended December 31, 2024
Fourth quarter	$217.47	$166.10
Third quarter	211.12	165.51
Second quarter	244.04	165.83
First quarter	239.18	191.45
Fiscal Year Ended December 31, 2023
Fourth quarter	$197.80	$161.95
Third quarter	203.88	178.63
Second quarter	191.93	162.03
First quarter	204.05	160.55

On February 25, 2025, the reported closing price of our Common Stock on the NYSE was $158.00 per share. On February 24, 2025, the last full trading day prior to the announcement of the intention to commence the Offer, the reported closing price of our Common Stock on the NYSE was $148.29 per share. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.
We have not paid cash dividends to our stockholders since we commenced trading on the NYSE. The timing and amount of future dividends, if any, will be, among other things (i) dependent upon the Company’s results of operations, financial condition, cash requirements and other relevant factors; (ii) subject to the discretion of the board of directors; and (iii) payable only out of the Company’s surplus or current net profits in accordance with the General Corporation Law of the State of Delaware.
9	Source and Amount of Funds
Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares pursuant to the Offer, together with the fees and expenses arising from the Offer to be approximately $755 million. We expect to fund the Offer, including such fees and expenses, with a combination of cash on hand, borrowings under our revolving credit facility and/or proceeds of one or more debt financings. The Offer is conditioned on our receipt of proceeds of one or more debt financings on such terms as may be acceptable to us in our sole discretion, resulting in gross proceeds to us of at least $750 million, as well as an amendment to the Credit Facility to enable us to purchase up to $750 million of shares of our Common Stock tendered in the Offer.
Risks relating to Higher Leverage. We expect that the level of our indebtedness after completion of the Offer and the related financing transactions will be at, or slightly above, the high range of our target levels. As with other historical periods where we have utilized leverage for a transaction, we expect to de-lever back to our target range before entering into any significant capital deployment activity. Upon completion of the Offer and assuming we expend $750 million in purchasing shares pursuant to the Offer, WEX’s long-term indebtedness is expected to increase to approximately $3.8 billion, compared to approximately $3.0 billion as of December 31, 2024. See Section 2. This indebtedness could adversely affect our ability to raise additional capital to fund our operations and react to changes in the economy or our industry. In deciding whether or not to tender their shares in the Offer, stockholders should consider that WEX’s higher leverage upon the completion of the Offer would subject us to risks, including the following:
•	a significant decrease in net operating cash flow or significant increase in our expenses could make it difficult for us to satisfy our debt service requirements or force us to modify our operations;
•
the increased leverage may increase our vulnerability to general economic downturns and adverse industry conditions, and limit our flexibility in planning for, or reacting to, changes in our business and our industry generally;

•
an increased portion of cash flow from operations will be dedicated to interest expense and the payment of principal, which will reduce the funds that would otherwise be available to us to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•
our ability to obtain additional financing for working capital, capital expenditures, business development, future acquisitions, debt service requirements or other purposes may be impaired or any such financing may not be available on terms favorable to us;

•	we may be at a competitive disadvantage compared to our competitors that have less debt; and
•
if we fail to satisfy our obligations under our debt or fail to comply with the financial or other restrictive covenants contained in the instruments governing certain of our debt and an event of default arises, it could result in all of our debt becoming due and payable and could permit the lenders under our secured debt, if any, to foreclose on the collateral securing such debt.

10	Certain Information Concerning the Company
WEX’s mission is focused on simplifying the business of running a business. WEX owns and operates a B2B ecosystem that helps our customers overcome highly manual processes and reconciliations, navigate the complexity of consumer driven healthcare benefits, and solve their administrative challenges. We believe that WEX offers the marketplace a unique combination of capabilities to simplify complexity, thereby setting WEX’s offerings apart from those of our competition.
Our principal executive offices are located at 1 Hancock Street, Portland, Maine 04101. Our telephone number at that address is (207) 773-8171 and our website address is www.wexinc.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.
Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may also go to the Investor Relations section of the Company’s website located at ir.wexinc.com to access the Schedule TO and related documents. The information contained on or accessible through our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:
WEX Inc.
1 Hancock St.
Portland, Maine 04101
Telephone: (207) 773-8171
Incorporation by Reference. We are incorporating by reference information into this Offer to Purchase, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules, unless expressly incorporated by reference herein):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 20, 2025;
•	our Definitive Proxy Statement on Schedule 14A filed on April 23, 2024; and
•	our Current Report on Form 8-K as filed with the SEC on February 25, 2025.
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
11	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
Interests of Directors and Executive Officers. As of February 24, 2025, we had 38,816,270 shares of Common Stock outstanding. Our directors and executive officers as a group (21 persons) beneficially owned an aggregate of 607,303 shares of Common Stock as of February 24, 2025, representing approximately 1.6% of our outstanding shares of Common Stock. This figure includes equity awards that will vest within 60 days of February 24, 2025. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us that they do not currently intend to participate in the Offer.
Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding Common Stock following the consummation of the Offer.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 24, 2025 (except as otherwise indicated by footnote) by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s named executive officers; and (iv) all of the Company’s directors and executive officers as a group. The number of shares beneficially owned by each director and executive officer includes shares of common stock that such person had the right to acquire on or within 60 days of February 24, 2025. Except as otherwise indicated by footnote or in the table, each person has sole voting power and sole dispositive power with respect to such shares and has the business address of 1 Hancock Street, Portland, Maine 04101.

Name and Address(1)	Common Stock Owned(2)	Right to Acquire(3)	Total Securities Beneficially Owned(3)	Percent of Outstanding Shares
Principal Stockholders:
The Vanguard Group(4) 100 Vanguard Blvd Malvern, PA 19355	4,199,017	—	4,199,017	10.8%
Janus Henderson Group plc(5) 201 Bishopsgate EC2M 3AE, United Kingdom	4,052,379	—	4,052,379	10.4%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	3,841,491	—	3,841,491	9.9%
Morgan Stanley(7) 1585 Broadway New York, NY 10036	2,123,174	—	2,123,174	5.5%
JP Morgan Chase & Co.(8) 383 Madison Avenue New York, NY 10179	2,014,444	—	2,014,444	5.2%
Named Executive Officers, and Directors:
Melissa Smith(9)	126,094	220,806	346,900	*
Jagtar Narula	7,120	22,160	29,280	*
Jay Dearborn	20,023	38,644	58,667	*
Robert Deshaies	7,582	43,153	50,735	*
Sachin Dhawan	3,163	1,505	4,668
Daniel Callahan**	—	—	—	*
Shikhar Ghosh**	6,598	—	6,598	*
James Groch**	5,750	—	5,750	*
James Neary	7,223	—	7,223	*
Stephen Smith	6,011	—	6,011	*
Susan Sobbott**	4,207	—	4,207	*
Aimee Cardwell	—	—	—	*
Jack VanWoerkom**	2,860	—	2,860	*
Nancy Altobello**	—	—	—	*
Derrick Roman**	2,657	—	2,657	*
Directors and Executive Officers as a Group (21 Persons)(10)	219,307	387,996	607,303	1.6%

*Less than 1%
**	Please refer to footnote (2) to see information regarding the deferred stock units in WEX Inc. held by certain directors.
(1)	Unless otherwise noted, the business address for the individual is in care of WEX Inc., 1 Hancock Street, Portland, ME 04101.
(2)
Unless otherwise noted, includes shares for which the named person or entity has sole voting and investment power or has shared voting and investment power, including with his or her spouse. Excludes shares that may be acquired through stock option exercises or through the vesting of restricted stock units, which are accounted for in the column "Right To Acquire". This table does not include deferred stock units (which are listed as of the date of this table, February 24, 2025), which will convert into the following number of shares that will be acquired by our non-employee directors 200 days after their separation from our Board: 42,169 shares by Mr. Ghosh; 6,606 shares by Mr. VanWoerkom; 1,250 shares by Mr. Roman; 3,427 shares by Ms. Altobello; 7,322 shares by Mr. Groch; 8,692 shares by Mr. Callahan; and 1,147 shares held by Ms. Sobbott.
(3)
The Right to Acquire column includes shares that can be acquired through stock option exercises, the vesting of restricted stock units or the vesting of market share units (“MSUs”) through April 25, 2025, and excludes shares that may not be acquired until on or after April 26, 2025. The number of MSUs included reflects the target performance, which amount may change at the time of vesting. The Total Securities Beneficially Owned column includes both the Common Stock Owned and Right to Acquire columns.

(4)
This information was reported on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. The Schedule 13G/A reported that Vanguard has shared voting power over 16,545 shares, sole dispositive power over 4,136,750 shares and shared dispositive power over 62,267 shares. The percentage reported is based on the assumption that Vanguard has beneficial ownership of 4,199,017 shares of common stock on February 24, 2025.

(5)
This information was reported on a Schedule 13G/A filed by Janus Henderson Group plc (“Janus Henderson”) with the SEC on February 14, 2025. The Schedule 13G/A reported that Janus Henderson has shared voting power and shared dispositive power over 4,052,379 shares. The percentage reported is based on the assumption that Janus Henderson has beneficial ownership of 4,052,379 shares of common stock on February 24, 2025.

(6)
This information was reported on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2024. The Schedule 13G/A reported that BlackRock has sole voting power over 3,718,042 shares and has sole dispositive power over 3,841,491 shares. The percentage reported is based on the assumption that BlackRock had beneficial ownership of 3,841,491 shares of common stock on February 24, 2025.

(7)
This information was reported on a Schedule 13G filed by Morgan Stanley with the SEC on November 8, 2024. The Schedule 13G reported that Morgan Stanley has shared voting power over 2,005,944 shares and shared dispositive power over 2,057,045 shares. The percentage reported is based on the assumption that Morgan Stanley has beneficial ownership over 2,123,174 shares of common stock on February 24, 2025.

(8)
This information was reported on a schedule 13G filed by JPMorgan Chase & Co. (“JP Morgan”) with the SEC on February 10, 2025. The Schedule 13G reported that JP Morgan has sole voting power over 1,889,871 shares, sole dispositive power over 2,009,583 shares and shared dispositive power over 245 shares. The percentage reported is based on the assumption that JP Morgan has beneficial ownership over 2,014,444 shares on February 24, 2025.

(9)
Includes 1,692, 1,693, and 1,693 shares held indirectly respectively through three trusts for the benefit of Ms. Smith's three children, 18,277 shares held indirectly through Ms. Smith's spouse, and 33,719 shares held indirectly through a grantor retained annuity trust for the benefit of Ms. Smith's children.

(10)	In addition to the Named Executive Officers and directors included in this table, six other executive officers were members of this group as of February 24, 2025.
Recent Securities Transactions. Based on our records and information provided to us by our affiliates, subsidiaries, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our Common Stock during the 60 days before the date of commencement of this Offer, except for the following transactions:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Joel Dearborn	February 20, 2025	Grant of performance stock awards (“PSUs”) pursuant to the Company’s Amended and Restated 2019 Equity and Incentive Plan (the “Plan”), which converted to restricted stock awards (“RSUs”) upon the achievement of performance criteria.(1)	9,937	N/A
Melissa Smith	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	43,054	N/A
Carlos Carriedo	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	6,375	N/A
Karen Stroup	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	7,829	N/A
Robert Deshaies	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	14,543	N/A
Jennifer Kimball	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	2,410	N/A

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Ann Drew	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	3,013	N/A
Jagtar Narula	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	12,204	N/A
Melanie Tinto	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	6,023	N/A
Sara Trickett	February 20, 2025	Grant of PSUs pursuant to the Plan, which converted to RSUs upon the achievement of performance criteria.(1)	1,206	N/A
Melanie Tinto	February 11, 2025	Sale of common stock(2)	3,243	$152.65
James Groch	January 7, 2025	Grant and deferral of RSU award granted in lieu of cash retainer in accordance with the Company's Non-Employee Deferred Compensation Plan.(3)	149	N/A
Daniel Callahan	January 7, 2025	Grant and deferral of RSU award granted in lieu of cash retainer in accordance with the Company's Non-Employee Deferred Compensation Plan(3)	149	N/A

(1)	As reported on a Form 4 filed with the SEC on February 24, 2025.
(2)	As reported on a Form 4 filed with the SEC on February 13, 2025.
(3)	As reported on a Form 4 filed with the SEC on January 8, 2025.
Stock Repurchase Program. The share repurchase program, first announced in August 2022 and amended in October 2022, initially authorized the Company to repurchase up to $650 million through December 31, 2025. On February 15, 2024, the Company announced that its Board of Directors authorized an amended share repurchase program under which up to an additional $400 million of the Company’s Common Stock may be repurchased, expanding the total authorization to $1.05 billion. On September 9, 2024, the Company’s Board of Directors authorized an amended share repurchase program under which up to an additional $1.00 billion worth of the Company’s Common Stock may be repurchased, expanding the total authorization to $2.05 billion through December 31, 2025.
During the third quarter of 2024 the Company entered into an accelerated share repurchase agreement (the “ASR”) to repurchase an aggregate of $300 million of Common Stock. When combined with shares repurchased outside of the ASR, the Company repurchased a total of approximately $650 million of Common Stock during 2024, representing approximately 3.3 million shares, or 8% of its shares outstanding as of the beginning of 2024. Since reinitiating share repurchases in 2022, the Company has repurchased nearly 7 million shares through year-end 2024 at a cost of approximately $1.2 billion. As of immediately prior to the commencement of the Offer, the Company has purchased a total of approximately $40 million of Common Stock, representing approximately 226,000 shares, in 2025.
The aggregate amount of the Company’s outstanding Common Stock that remained available for repurchase under all previously authorized repurchase plans was $963.8 million as of December 31, 2024. Assuming that the Offer is fully subscribed and the Company purchases $750 million of Common Stock, it will have approximately $173.8 million remaining under its previously authorized repurchase plans as of the consummation of the Offer.
Employment Agreements. We maintain a written employment agreement with Melissa D. Smith, our Chairman of the Board of Directors, Chief Executive Officer and President. The agreement sets forth the general terms and conditions of employment of Ms. Smith, including base salary, annual incentive awards, long term incentive awards and employee benefit plan participations. In addition, pursuant to her employment agreement, Ms. Smith is subject to restrictive covenants, including non-competition and non-solicitation provisions. We maintain a written employment agreement with Carlos Carriedo, our Chief Operating Officer, Americas Payments & Mobility.. The agreement sets forth the general terms and conditions of employment of Mr. Carriedo including base salary, annual incentive awards, long term incentive awards and employee benefit plan participations. In addition, pursuant to his employment agreement, Mr. Carriedo is subject to restrictive covenants, including non-competition and non-solicitation provisions.

Offer Letters. We have issued offer letters to Robert Deshaies, our Chief Operating Officer, Benefits, Jay Dearborn, our Chief Operating Officer, International, Jagtar Narula, our Chief Financial Officer, Sachin Dhawan, our Chief Technology Officer, Karen Stroup, our Chief Digital Officer, Sara Trickett, our Chief Legal Officer and Secretary, Melanie Tinto, our Chief People Officer and Jennifer Kimball, our Chief Accounting Officer. The offer letters set forth certain general terms and conditions of employment for each of Messrs. Deshaies, Dearborn, Narula, Dhawan, Carriedo and Mmes. Stroup, Kimball, Tinto and Trickett, including base salary, short term incentive awards, long term incentive awards, one-time incentive awards and other employee benefits.
Clawback Policy. On November 30, 2023, we adopted a NYSE Clawback Policy (the “NYSE Clawback Policy”) which superseded and replaced in its entirety the WEX Inc. Executive Compensation Clawback Policy, previously adopted on December 14, 2017. Our NYSE Clawback Policy is intended to comply with the requirements of Section 303A.14 of the Listed Company Manual of the New York Stock Exchange relating to erroneously awarded compensation and seeks reimbursement by executive officers of WEX of erroneously awarded incentive-based compensation awarded to executive officers of WEX. On December 11, 2024, we adopted an additional Clawback Policy (the “2024 Clawback Policy”), that supplements the NYSE Clawback Policy to address clawing back certain compensation paid to any current or former Vice President or higher ranking employee of WEX, upon, among other things, such individual’s act of fraud, embezzlement, gross misconduct or similar conduct involving WEX.
Insider Trading Policy. We have adopted the WEX Insider Trading Policy (the “Insider Trading Policy”) applicable to our directors, employees, certain consultants, certain family members of company personnel and entities controlled by the foregoing (“Covered Persons”), as well as the Company itself. Our Insider Trading Policy, among other things, (i) prohibits Covered Persons from trading in securities of WEX and certain other companies while in possession of material, non-public information, (ii) prohibits Covered Persons from disclosing material, non-public information of WEX, or another publicly traded company, to others who may trade on the basis of that information, and (iii) requires that certain designated persons only purchase or sell WEX securities during an open window period, subject to limited exceptions.
Director Indemnification Agreements. We have entered into indemnification agreements with our directors (the “Indemnification Agreements”). The Indemnification Agreements provide that, among other things, we will indemnify a director against certain liabilities that may arise by reason of status or service with WEX, and that WEX will advance expenses paid or incurred as a result of a proceeding as to which the director may be indemnified. The Agreement also provides customary procedures regarding the defense of certain claims.
10b5-1 Plans. Our executive officers may enter into customary 10b5-1 plans with brokers from time to time, pursuant to which they may execute purchases or sales of shares of Common Stock. In addition, as part of our Repurchase Plan, we may enter into 10b-5-1 plans with brokers from time to time, pursuant to which we may repurchase shares of Common Stock.
Equity Incentive Plans. Our equity incentive plans include the 2010 Equity and Incentive Plan (the “Prior Plan”) and the Amended and Restated 2019 Equity and Incentive Plan, each of which were approved by the Company’s stockholders. The Amended and Restated 2019 Equity and Incentive Plan permits the award of incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, director awards, other stock-based and cash-based awards and performance awards. The Amended and Restated 2019 Equity and Incentive Plan authorizes for issuance (i) 4,500,000 shares of Common Stock for awards granted after June 4, 2021, (ii) 1,235,669 shares of Common Stock for awards granted on or prior to March 21, 2021, and (iii) such additional number of shares of Common Stock (up to 776,777 shares) as is equal to the number of shares of Common Stock subject to awards granted under the Company's Prior Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right. Under the Amended and Restated 2019 Equity and Incentive Plan, there were 1.7 million shares of Common Stock available for grant for future equity compensation awards Plan as of December 31, 2024. The Board may not make new awards under the Prior Plan.
Other Compensatory Arrangements. Our practices with respect to equity awards to our directors and executive officers as well as our equity ownership guidelines, severance plans, compensation recovery policy for executive officers and limitations on hedging and pledging are described more fully in the Company’s proxy statement on Schedule 14A, filed with the SEC on April 23, 2024 (the “2024 Proxy Statement”). We also provide other compensatory arrangements to our employees, including officers, and directors, certain of which are described in the 2024 Proxy Statement.

General. Except as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.
12	Effects of the Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of shares of our Common Stock pursuant to the Offer will reduce the number of shares of our Common Stock that might otherwise be traded publicly and is likely to reduce the number of our stockholders.
We believe that there will be a sufficient number of shares of our Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares of Common Stock to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares to be delisted from the NYSE. See Section 7.
Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
Our Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our Common Stock becoming eligible for deregistration under the Exchange Act.
It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our Common Stock will be eligible for deregistration under the Exchange Act. See Section 7.
13	Legal Matters; Regulatory Approvals
We are not aware of any antitrust laws or any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.
14	Material U.S. Federal Income Tax Consequences
The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons for whom the exchange of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, banks or other financial institutions, brokers, dealers in securities or currencies, traders in securities that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, personal holding companies, and persons required to accelerate the recognition of any item of income with respect to their shares as a result of such item being recognized on an applicable financial statement). In addition, the discussion does not consider the effect of any alternative minimum taxes, or non-U.S., state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.
This summary is based on the Code and applicable U.S. Treasury Regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.
As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual who is a citizen or resident alien of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.
EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.
Consequences to Stockholders Who Do Not Participate in the Offer. Stockholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other stockholders pursuant to the Offer.
Consequences to Tendering United States Holders.
Characterization of the Purchase. An exchange of shares for cash pursuant to the Offer will, depending on the United States Holder’s particular circumstances, generally be treated for U.S. federal income tax purposes as either a taxable sale or exchange or as a taxable distribution with respect to such United States Holder’s shares.
A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete termination” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder (the “Section 302 tests”).

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder generally will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.
The purchase of a United States Holder’s shares by us in the Offer will result in a “complete termination” of the United States Holder’s stock interest in us if either (1) all of the shares of stock in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.
The purchase of a United States Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting stock in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock in us actually and constructively owned by the United States Holder immediately before the purchase (treating all shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.
The purchase of a United States Holder’s shares by us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.
Each stockholder should be aware that acquisitions or dispositions of shares as part of a plan that includes the United States Holder’s sale of shares pursuant to the Offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. Each stockholder also should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the exchange of shares by a United States Holder pursuant to the Offer will meet any of the Section 302 tests.
Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions with respect to such shares treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.
Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the Section 302 tests described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. Any such capital gain will be long-term capital gain if the United States Holder’s holding period for the shares on the date of the sale exceeds one year. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate United States Holders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such distribution will be treated as a dividend is unclear.
Consequences to Tendering Non-United States Holders.
Sale or Exchange Treatment. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the Section 302 tests of the Code described above under “Consequences to Tendering United States Holders—Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if required pursuant to an applicable income tax treaty, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is physically present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.
A Non-United States Holder described in clause (1) above will be subject to U.S. federal income tax on a net income basis at applicable U.S. federal income tax rates in much the same manner as if such Non-United States Holder were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on his or her gains, which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. The determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. If gain on the disposition of our shares were subject to taxation because of clause (3) above, the Non-United States Holder generally would be subject to U.S. federal income tax at applicable U.S. federal income tax rates in much the same manner as if such Non-United States Holder were a resident of the United States (but a corporate Non-United States Holder would not be subject to the branch profits tax). We do not believe that we have been a United States real property holding corporation at any time during the 5-year period preceding the sale of shares pursuant to the Offer.
Distribution Treatment. If a Non-United States Holder does not satisfy any of the Section 302 tests explained above under “Consequences to Tendering United States Holders—Characterization of the Purchase,” the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences to Tendering United States Holders—Distribution Treatment”). However, because satisfaction of the Section 302 tests is dependent on facts which may be unique as to each stockholder, the Depositary or other applicable withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of, or exemption from, withholding under an applicable income tax treaty, a Non-United States Holder must provide a validly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, certifying, under penalties of perjury, that the Non-United States Holder is a non-U.S. person and that the dividends are subject to a reduced rate of, or exemption from, withholding under the applicable income tax treaty. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.
A Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets one of the Section 302 tests that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to U.S. federal income tax, or (b) the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due (for example, because the Non-United States Holder was entitled to a reduced rate of, or exemption from, withholding under an applicable income tax treaty and a higher withholding rate was applied), and in each case the requisite information is timely furnished to the IRS.
Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-United States Holder in the United States) are generally taxed in the manner and at the rates applicable to United States Holders, as described above under “Consequences to Tendering United States Holders—Distribution Treatment.” In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements by providing a validly completed and executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-United States Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and includible in that holder’s gross income. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

As discussed above, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other applicable withholding agent, a validly completed and executed applicable IRS Form W-8 before any payment is made so as to avoid backup withholding, the Depositary or other applicable withholding agent will generally withhold 30% of the gross proceeds unless such Depositary or other applicable withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from U.S. federal income tax under one of the Section 302 tests. Non-United States Holders should consult their own tax advisors regarding the application of the 30% withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Additional Tax on Net Investment Income. An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.
United States Federal Income Tax Backup Withholding and FATCA Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding and FATCA withholding requirements.
THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS.
15	Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the value of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through a newswire service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the

SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:
•	we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer; and
•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
In the event that the Financing Condition is satisfied or waived less than five business days prior to the scheduled Expiration Time of the Offer, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing.
16	Fees and Expenses
We have retained Innisfree M&A Incorporated to act as Information Agent, J.P. Morgan Securities LLC to act as Dealer Manager and Equiniti Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent, the Dealer Manager and the Depositary will each receive customary compensation for their respective services in connection with the Offer, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against various liabilities in connection with the Offer, including liabilities under the United States federal securities laws.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. J.P. Morgan Securities LLC, the Dealer Manager, is a full service financial institution that has, itself or through one or more affiliates, engaged and may in the future engage in commercial banking and investment banking transactions with us and our affiliates, for which it has and will receive customary fees and expenses, including for acting as a lender under our senior secured credit facility and in other roles for the financings that are contemplated to fund the Offer.
The Dealer Manager and its respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of our Common Stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its respective affiliates at any time may own certain of our securities, including shares of our Common Stock. In addition, the Dealer Manager and its respective affiliates may tender shares into the Offer for their own account.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Dealer Manager and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.
Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

We are subject to the 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations. The excise tax is imposed by the Inflation Reduction Act of 2022 on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The excise tax will not apply to a repurchase that is a dividend for U.S. federal income tax purposes. Whether a repurchase of shares from a holder is a dividend for U.S. federal income tax purposes will depend upon such holder’s particular circumstances. See Section 14. As such, it is unclear the extent to which the excise tax will apply to us. We will pay any excise tax out of cash on hand and it will therefore not reduce the amount of cash distributed to a stockholder in a repurchase.
None of the Information Agent, the Dealer Manager or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the accuracy or completeness of such information.
None of the Information Agent, the Dealer Manager or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering shares of our Common Stock or as to any price at which you may tender shares.
17	Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.
After completion of the Offer, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning WEX.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of WEX or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, the Dealer Manager or the Information Agent, or any of our or their affiliates.
WEX Inc.

February 26, 2025

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:

by hand, express mail, mail, courier
or other expedited service:

Equiniti Trust Company, LLC
55 Challenger Road
Suite # 200
Ridgefield Park, New Jersey 07660
Attn: Reorganization Department
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free: 1-877-750-0831
Banks and Brokers call collect: 1-212-750-5833

The Dealer Manager for the Offer is:

J.P. Morgan

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Toll Free: (877) 371-5947